EXHIBIT 99.1

Arbinet Acquires Flowphonics, Ltd.

UK Firm Specializes in Music and Video Rights, Licensing, Distribution

NEW BRUNSWICK, NJ, December 5, 2006 - Arbinet-thexchange, Inc. (Nasdaq: ARBX), the leading provider of solutions to simplify the exchange of digital communications, today announced the acquisition of Flowphonics, Ltd. Terms of the transaction were not disclosed.

Flowphonics offers a license management platform for intellectual property rights and digital content distribution through its patented Rightsrouter® system. It currently enables music and video rights owners to locate, transact, distribute, and manage their content with many of the world’s major online and mobile retail services including iTunes, Rhapsody, Napster and Beatport.

Curt Hockemeier, Arbinet President and Chief Executive Officer, explains, “Content licensing exhibits the same high degree of fragmentation, lack of transparency and time consuming manual negotiation process we saw in telecommunications. Simplifying the way rights are discovered, licensed, digitally distributed, with rights owners getting paid timely is of growing importance and a key element of our digital media strategy.”

The Rightsrouter® solution provides rights holders (licensors), and retailers (licensees), an electronic marketplace to meet and transact with the capability to administer and negotiate rights agreements, encode and distribute content, report, bill, and clear all licensing transactions. Arbinet expects to leverage its existing relationships with the world’s broadband and mobile communications companies to facilitate their offering of music and video services.

“Within the $500 billion global media content industry, the management of licensing and distribution is extremely complex,” stated Bob Barbiere, Chief Operating Officer, Arbinet Digital Media Corp, the Company’s digital media subsidiary. “This is an opportunity for Arbinet to apply its expertise in developing electronic marketplaces for fragmented industries. The acquisition allows us to combine our core competencies with Flowphonics’ patent-protected contract management and digital distribution platform to address today’s challenges of content licensing.”

“Arbinet brings the capabilities to help us take this business to the next level,” adds Flowphonics Founder and Managing Director, Gavin Robertson. “Our pioneering Rightsrouter® platform and media relationships, combined with Arbinet’s advanced electronic exchange platform, automated clearing and settlement capabilities, and their more than 700 Members, creates the most powerful offering in this space.”

Technology and accessibility are driving rapid growth in demand for digital content; ownership of this content is highly fragmented, especially in the music business, where today there are more than 22,600 separate record labels. PricewaterhouseCoopers predicts that the value of licensed, digitally distributed content will grow from $653 million in 2005 to $4.9 billion in 2010, a 49.5 percent compound annual increase. As an example, digitally distributed recorded music is predicted to rise from a five percent share of industry revenues in 2005, to 33 percent of recorded music spending in 2010.

Beth Appleton, Head of New Media and Business Development at V2 Records adds, “The Flowphonics platform enables us to manage our licensing and reporting processes and deliver content to digital and mobile services around the world. This Arbinet acquisition of Flowphonics will enable V2 to increase the capabilities of licensing, delivery and reporting in this ever challenging space where efficiency, accuracy and adaptability are critical to successfully managing the digital distribution of our repertoire globally.”

About Arbinet

Arbinet solutions simplify the exchange of digital communications in a converging world. These include exchanges, a transaction management platform and managed services, which streamline performance and improve profitability for Members.

Arbinet’s 700+ voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2005. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements about the Company’s strategic and business plans. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the effects and outcomes of the Company’s exploration of strategic alternatives; whether any of the strategic alternatives will result in enhanced shareholder value; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange, DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM, and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity (including the average call duration and the mix of geographic markets traded); our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; system failures, human error and security breaches which could cause the Company to lose members and expose it to liability; and the Company’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s Amendment No. 1 to its Annual Report on Form 10-K/A and other filings, which have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

#    #    #

120 Albany St. Tower II, Suite 450, New Brunswick, NJ 08901

phone: 732-509-9100, fax: 732-509-9101, website: www.arbinet.com.